Exhibit 10.2

November 6, 2017

Sandra Garbiso
10654 Ouray Court
Commerce City, CO 80022

Re: Promotion to Vice President and Chief Accounting Officer

Dear Sandra:

It is our pleasure to confirm the details of your promotion to Vice President and Chief Accounting Officer with Bonanza Creek Energy, Inc. reporting to Scott Fenoglio, Senior Vice President, Finance & Planning. Your promotion will be effective Friday, November 3, 2017.

Your compensation will increase to an annual salary of $225,000 paid on an exempt salaried bi-weekly basis subject to all regular withholdings and deductions, and that increase will be applied retroactively back to August 1, 2017, the date of the Company’s reduction in force.

This new opportunity will also provide you an increase in the Company’s Short Term Incentive Program (the “STIP”) administered at the discretion of the Compensation Committee of the Board of Directors of the Company. Your “target” cash bonus opportunity under the STIP will increase to 50% of your salary effective on August 1, 2017. You will be eligible for a pro-rata payment for this new STIP level for the remainder year of participation. Bonuses under the STIP for each year, if any, will typically be paid in March of the following year around the time the Company’s audited financials are completed.

If you have any questions or need additional information, please feel free to contact me at any time. I look forward to working with you in this new role.

                                                                             Sincerely,

                                                                   /s/ Seth Bullock
                                                                     Seth Bullock
Interim Chief Executive Officer

Acknowledged and Agreed:

/s/ Sandra Garbiso
Sandra Garbiso